Exhibit 99.1

Preliminary Offering Circular Excerpts

This exhibit shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

In connection with the notes offering that is being commenced by us, we have reviewed the risks related to our business and our indebtedness. The following risk factors affirm and supplement the risk factors previously disclosed in our existing filings.

RISK FACTORS

Risks Related to an Investment in the Notes

The notes will be effectively junior to liabilities of certain subsidiaries.

We conduct substantially all of our operations through our subsidiaries. As a result, we are required to rely upon our subsidiaries for the funds necessary to meet our obligations, including the payment of interest on and principal of the notes. The ability of the subsidiaries to make these payments will be subject to, among other things, applicable state laws. Although the guarantees of the notes provide the holders of the notes with a direct claim against the assets of the guarantors, the subsidiary non-guarantors have not guaranteed the obligations under the notes. Claims of creditors of our subsidiary non-guarantors, including trade creditors, generally will have priority with respect to the assets and earnings of these subsidiaries over the claims of our creditors, including holders of the notes. For 2009, less than 1.0% of our consolidated revenues and our consolidated operating income was generated by our non-guarantor subsidiaries. Such non-guarantor subsidiaries had approximately $0.2 million of liabilities, including trade payables, but excluding intercompany balances, at June 30, 2010. In addition, enforcement of the guarantees of the notes against any guarantor may be subject to legal challenge in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of any guarantor and would be subject to certain defenses available to guarantors generally. Although the indenture governing the notes contains waivers of most guarantor defenses, certain of those waivers may not be enforced by a court in a particular case. To the extent that the guarantees of the notes are not enforceable, the notes would be effectively subordinated to all liabilities of the guarantors, including trade payables of any guarantors.

Your right to receive payments on the notes is effectively junior to those lenders who have a first-priority security interest in our assets.

Our obligations under the notes and our guarantors’ obligations under their guarantees of the notes will be secured on a second-priority basis. As a result, the notes and the related guarantees will be effectively subordinated to all of our and the guarantors’ first-lien indebtedness (including the ABL Facility) to the extent of the value of the assets securing the indebtedness. Our obligations under the ABL Facility and each applicable guarantor’s obligations under its guarantee of the ABL Facility are secured by a security interest in substantially all of our domestic tangible and intangible assets that is senior to the security interest securing the notes. In the event that we or a relevant guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, our obligations under the ABL Facility and any other first-lien obligations will be entitled to be paid in full from our assets or the assets of such guarantor, as the case may be, securing such obligations before any payment may be made with respect to the notes. Holders of the notes would participate ratably in our remaining assets or the remaining assets of the guarantor, as the case may be, with all holders of second-priority indebtedness that is deemed to rank equally with the notes based upon the respective amount owed to each creditor. In addition, if we default under the ABL Facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets, even if an event of default exists under the indentures under which the notes will be issued at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the security interest securing the notes is junior, it is possible that there would not be sufficient assets remaining from which your claims could be fully satisfied, if at all.

As of June 30, 2010, we had $105.2 million of first lien indebtedness, consisting of debt under the ABL Facility, capital lease obligations and other secured notes; and approximately $47.8 million in availability under the ABL Facility. As of September 30, 2010, we estimate our availability under the ABL Facility to be $65 million. The ABL Facility, the indentures governing the Old Notes permit and the indenture governing the notes will permit the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including first lien indebtedness.

Holders of notes will not control decisions regarding collateral.

Pursuant to the intercreditor agreement, the collateral agent representing the holders of our senior secured credit facilities and the interest rate protection and other hedging agreements and the overdraft facility permitted thereunder (referred to in these Risk Factors as the “First-Priority Lien Obligations”) controls substantially all matters related to the collateral securing the First-Priority Lien Obligations and the notes. The holders of the First-Priority Lien Obligations may cause the collateral agent to dispose of, release or foreclose on, or take other actions with respect to the shared collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. To the extent shared collateral is released from securing the First-Priority Lien Obligations, the liens securing the notes will also automatically be released. In addition, the security documents generally provide that, so long as the First-Priority Lien Obligations are in effect, the holders of the First-Priority Lien Obligations may change, waive, modify or vary the security documents without the consent of the holders of the notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the notes and not the other secured creditors in a like or similar manner.

Except under limited circumstances, if at any time the First-Priority Lien Obligations cease to be in effect, the liens securing the notes will also be released and the notes will become unsecured senior obligations. See “Description of the Notes—Security for the Notes.” Furthermore, the security documents generally allow us and our subsidiaries to remain in possession of, retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the lien securing the notes only to the extent such proceeds would otherwise constitute “collateral” securing the notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute “collateral” under the security documents, the pool of assets securing the notes would be reduced and the notes would not be secured by such proceeds. For instance, if we sell any of our domestic assets which constitute collateral securing the notes and, with the proceeds from such sale, purchase assets which we transfer to one of our foreign subsidiaries, the holders of the notes would not receive a security interest in the assets purchased and transferred to our foreign subsidiary because the pool of assets which constitutes collateral securing the notes under the security documents excludes assets owned by our foreign subsidiaries.

The collateral securing the notes will exclude certain “Excluded Property,” including all tractors and trailers owned by us on the issue date of the notes, or acquired by us within 30 days following the issue date of the notes.

Pursuant to the indenture, the collateral will not include certain excluded property. In particular, tractors and trailers owned by us on the issue date of the notes, or acquired by us within 30 days following the issue date of the notes, will not be pledged to secure the notes, although they are pledged to secure the ABL obligations. Our tractors and trailers constitute a significant portion of the total book value of our assets that would otherwise be pledged as collateral.

The capital stock securing the notes will automatically be released from the lien and no longer be deemed to be collateral to the extent the pledge of such capital stock would require the filing of separate financial statements for any of our subsidiaries with the SEC. As a result of any such release, the notes could be secured by less collateral than our first-priority indebtedness.

The indenture governing the notes and the security documents provide that, to the extent that separate financial statements of any of our subsidiaries would be required by the rules of the SEC (or any other governmental agency) due to the fact that such subsidiary’s capital stock or other securities secure the notes, then such capital stock or other securities will automatically be deemed not to be part of the collateral securing the notes to the extent necessary to not be subject to such requirement. In such event, the security documents will be amended, without the consent of any holder of notes, to the extent necessary to release the liens on such capital stock or securities. As a result, holders of the notes could lose all or a portion of their security interest in the capital stock or other securities if any such rule becomes applicable. As a result of the foregoing, the notes could be secured by less collateral than our first-priority indebtedness.

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Finally, in the intercreditor agreement, the noteholders will waive a significant number of rights ordinarily accruing to secured creditors in bankruptcy. See “Description of the Notes—Security Documents and Intercreditor Agreement.”

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the creditors that have the benefit of first liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The initial purchasers did not analyze the effect of, nor participate in, any negotiations relating to, such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior or pari passu secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed.

In addition, our business requires numerous federal, state and local permits and licenses. Continued operation of properties that are the collateral for the notes depends on the maintenance of such permits and licenses may be prohibited. Our business is subject to substantial regulations and permitting requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements. In the event of foreclosure, the transfer of such permits and licenses may be prohibited or may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly decreased.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	a sale, transfer or other disposition of such collateral in a transaction not prohibited under the indenture;

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee; and

•	subject to certain exceptions, the release of all other liens securing first-priority lien obligations.

The guarantee of a subsidiary guarantor will be automatically released to the extent it is released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture. The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture.

Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a claim on the assets of such unrestricted subsidiary and its subsidiaries that is senior to the claim of the holders of the notes. See “Description of the Notes.”

The collateral securing the notes may be diluted under certain circumstances.

The collateral that will secure the notes also secures our obligations under the First-Priority Lien Obligations. This collateral may secure on a first-priority basis or a parity basis additional senior indebtedness that QDI or certain of our subsidiaries incur in the future, subject to restrictions on our ability to incur debt and liens under the First-Priority Lien Obligations and the indenture governing the notes, and may generally secure any other indebtedness permitted to be incurred under the indenture on a parity basis. Your rights to the collateral would be diluted by any increase in the indebtedness secured on a first-priority or parity basis by this collateral.

The Issuers may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain specific types of change of control events, the Issuers will be required to offer to repurchase all of their outstanding notes at 101% of the principal amount thereof plus, without duplication, accrued and unpaid interest and additional interest, if any, to the date of repurchase, including the notes. However, a change of control will cause an event of default under the ABL Facility and may cause an acceleration of the borrowings thereunder and may trigger similar results in our other debt. There can be no assurance that the Issuers will have sufficient funds at the time of the change of control to make the required repurchase of all such notes or that restrictions in the ABL Facility will allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture for the notes. See “Description of Notes—Change of Control.”

Investors may not be able to determine when a change of control giving rise to their right to have the notes repurchased by the company has occurred following a sale of “substantially all” of the company’s assets.

Specific kinds of change of control events of QDI require the Issuers to make an offer to repurchase all outstanding notes or exercise their right to redeem such notes. The definition of change of control includes a phrase relating to the sale, lease of transfer of “all or substantially all” the assets of QDI and its subsidiaries taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of QDI and its subsidiaries taken as a whole to another individual, group or entity may be uncertain.

We can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the notes.

The change of control repurchase provisions that require the Issuers to make an offer to repurchase all outstanding notes or exercise their right to redeem such notes are a result of negotiations among QDI, the Issuers and the initial purchasers of the notes. Therefore, QDI could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture governing the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect QDI’s capital structure or credit ratings.

An active trading market may not develop for the notes.

The notes are a new issue of securities and will not be fungible with any of the Old Notes. There is no established public trading market for the notes, and an active trading market may not develop. The Issuers do not intend to apply for the notes to be listed on any securities exchange. As a result, there may be limited liquidity of any trading market that does develop for the notes. In addition, the liquidity of the trading market in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for the notes, holders of notes may not be able to sell their notes, or, even if they can sell their notes, they may not be able to sell them at an acceptable price.

With respect to our owned real properties to be mortgaged as security for the notes, mortgages will not have been recorded prior to the issuance of the notes.

We are required to use commercially reasonable efforts to, within 60 days following the issue date of the notes, cause second-priority mortgages to be recorded with respect to our owned real properties over $1 million in fair market value that secure the ABL Facility, and to obtain title insurance policies insuring the second- priority mortgages on the properties. Consequently, as of the issue date, the security interest of the holders of the notes on our owned real property will not be perfected, and there will be no independent assurance that there are no liens other than those permitted by the indenture encumbering such real properties

The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.

The credit ratings to be assigned to the notes may not reflect all risks of an investment in the notes. The credit ratings assigned to notes reflect the rating agencies’ assessments of our ability to make payments on the notes when due are subject to revision. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of all risks related to the value of the notes.

A downgrade in our debt ratings could result in increased interest and other financial expenses related to future borrowings, and has limited and could further restrict our access to additional capital or trade credit.

Standard and Poor’s Ratings Services and Moody’s Investors Service maintain credit ratings for us. Each of these ratings is currently below investment grade. Any decision by these or other ratings agencies to downgrade such ratings in the future could result in increased interest and other financial expenses relating to our future borrowings, and could restrict our ability to obtain financing on satisfactory terms. In addition, any further downgrade could restrict our access to, and negatively impact the terms of, trade credit extended by our suppliers of raw materials.

Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. While the relevant laws may vary from state to state, a court may void, subordinate or otherwise decline to enforce the notes or the guarantees if it found that when the Issuers issued the notes or the guarantors issued the guarantees, or in some states when payments became due under the notes, the guarantees or the Issuers received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void an issuance of notes or a related guarantee by a guarantor, without regard to the above factors, if the court found that the Issuers issued the notes or the applicable guarantor made its guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that the Issuers or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or its guarantee of the notes, if the Issuers or a guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the issuance of the notes or related guarantee, if applicable, you would no longer have any claim against the Issuers or the applicable guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining obligors, if any. In addition, the court might direct you to repay any amounts that you already received from the Issuers or a guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the Issuers or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the subsidiary guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any subsidiary guarantor’s other debt.

The notes will mature after a substantial portion of our other indebtedness.

The notes will mature on                     , 2018. Substantially all of our existing indebtedness that is not paid off in connection with this note offering (including our ABL Facility and the 2013 PIK Notes), will mature prior to                     , 2018.

Therefore, we will be required to repay substantially all of our other creditors before we are required to repay a portion of the interest due on, and the principal of, the notes. As a result, we may not have sufficient cash to repay all amounts owing on the notes at maturity. There can be no assurance that we will have the ability to borrow or otherwise raise the amounts necessary to repay or refinance such amounts.

The rights of holders of notes to the collateral securing the notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the notes may not be perfected with respect to the claims of notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect in such property and rights are taken. We, the Issuers and our subsidiary guarantors will have limited obligations to perfect the security interest of the holders of notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that could constitute collateral or the perfection of any security interest. This may result in the loss of the security interest in the collateral or the priority of the security interest in favor of notes against third parties.

In addition, the security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto.

We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interest in the collateral securing the notes includes domestic assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. We are required by the Trust Indenture Act to inform the trustee of certain future acquisitions of property or rights that constitute collateral. However, there can be no assurance that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. This may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

You have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending on the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under Federal or state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of Notes—Note Guarantees.”

The guarantee of our parent company is of limited value.

Investors should not rely on the QDI guarantee in evaluating an investment in the notes as QDI currently has no material assets other than the ownership of 100% of our membership interests and the covenants contained in the indenture governing the notes will not apply to QDI.

There are restrictions on your ability to resell your notes.

The notes have not been registered under the Securities Act or any state securities laws. The notes are being offered and sold pursuant to an exemption from registration under U.S. and applicable state securities laws. As a result, the notes may be transferred or resold only in transactions registered under, or exempt from, U.S. and applicable state securities laws. An issue of unrestricted securities may command a lower price than does a comparable issue of unrestricted securities. Therefore, you may be required to bear the risk of your investment for an indefinite period of time.

We have agreed to file a registration statement with the SEC relating to an offer to exchange the notes for new ones that will be registered under the Securities Act, and to use our commercially reasonable efforts to cause the registration statement to become effective. The SEC, however, has broad discretion to determine whether any registration statement will be declared effective and may delay or deny the effectiveness of any registration statement filed by us for a variety of reasons. See “Notice to Investors.”

Risks Related to our Indebtedness

Our debt agreements contain restrictions that could limit our flexibility in operating our business.

The ABL Facility and the indentures governing our existing notes contain, and the indenture governing the notes will contain, various covenants that limit or prohibit our ability, among other things, to:

•	incur or guarantee additional indebtedness or issue certain preferred shares;

•	pay dividends on our capital stock or redeem, repurchase, retire or make distributions in respect of our capital stock or subordinated indebtedness or make other restricted payments;

•	make certain loans, acquisitions, capital expenditures or investments;

•	sell certain assets, including stock of our subsidiaries;

•	enter into sale and leaseback transactions;

•	create or incur liens;

•	consolidate, merge, sell, transfer or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

These covenants may prohibit or impair us from taking actions that we believe are best for our business. Furthermore, under the ABL Facility we may be required to satisfy and maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and we may not meet those ratios. In addition, covenants in our debt agreements limit our use of proceeds from our ordinary operations and from extraordinary transactions. These limits may require us to apply proceeds in a certain manner or prohibit us from utilizing the proceeds in our operations or from prepaying or retiring indebtedness that we desire.

A failure to comply with any of the covenants contained in the ABL Facility or our other indebtedness could result in an event of default, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default, the lenders of the defaulted indebtedness:

•	will not be required to lend any additional amounts to us under the ABL Facility;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due immediately and terminate all commitments to extend further credit; or

•	require us to apply all of our available cash to repay these borrowings.

Such actions by the lenders could cause cross defaults under our other indebtedness. If we were unable to repay amounts under the ABL Facility, the lenders under the ABL Facility could proceed against the collateral granted to them to secure that indebtedness. If any of our indebtedness is accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments, including payments on the notes.

At June 30, 2010, we had consolidated long-term indebtedness and capital lease obligations, including current maturities, of $338.7 million (which excludes unamortized original issue discount of $7.5 million). After giving pro forma effect to this offering and the expected use of proceeds therefrom, we would have had consolidated long-term indebtedness and capital lease obligations, including current maturities, of $329.8 million (which excludes unamortized original issue discount of $2.3 million) on June 30, 2010. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt will depend on a range of economic, competitive and business factors, many of which are outside our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations, and currently anticipated cost savings and operating improvements may not be realized on schedule, or at all. If we are unable to meet our expenses and debt service and other obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. Furthermore, Apollo has no obligation to provide us with debt or equity financing, and we therefore may be unable to generate sufficient cash to service all of our indebtedness. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations or to refinance our obligations on commercially reasonable terms would have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our substantial indebtedness could also have other important consequences with respect to our ability to manage our business successfully, including the following:

•	it may limit our ability to borrow money for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes;

•

it may make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the ABL Facility, the indentures governing the notes and the 2013 PIK Notes, and our other indebtedness;

•	using a portion of our cash flow to pay interest on our indebtedness will reduce the availability of our cash flow to fund working capital, capital expenditures and other business activities;

•	it increases our vulnerability to adverse economic and industry conditions;

•	it limits our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to further downturns in our business or the economy;

•	it limits our ability to exploit business opportunities; and

•	it limits our operational flexibility, including our ability to borrow additional funds.

In addition, covenants in our debt agreements limit the use of proceeds from our ordinary operations and from extraordinary transactions. These limits may require us to apply proceeds in a certain manner or prohibit us from utilizing the proceeds in our operations or from prepaying or retiring indebtedness that we desire.

Our variable interest rate debt was $80.0 million as of June 30, 2010. On a pro forma basis for the offering, assuming application of the net proceeds of the notes as described in “Use of Proceeds”, our variable interest rate debt would have been $44.0 million as of June 30, 2010, consisting of borrowings under our ABL Facility. Therefore, on a pro forma basis for the offering, assuming application of the net proceeds of the notes as described in “Use of Proceeds”, increases in market rates of interest will increase our interest expense, which would decrease our earnings. A 1.0% increase in the interest rate for our variable debt would increase our annual interest expense by approximately $0.4 million.

Despite our substantial indebtedness, we may still be able to incur significantly more indebtedness, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The ABL Facility and the indentures governing our existing notes contain, and the indentures governing the notes will contain, restrictions on our ability to incur additional indebtedness. These restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future. As of June 30, 2010, we had approximately $47.8 million (approximately $65 million as of September 30, 2010) available for additional borrowing under the ABL Facility, including a subfacility for letters of credit, and the covenants under our debt agreements would allow us to borrow a significant amount of additional indebtedness. Additional leverage could have a material adverse effect on our business, financial condition, results of operations or cash flows and could increase the risks described in “—Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments,” “—Our debt agreements contain restrictions that could limit our flexibility in operating our business,” “—As a result of these covenants, we could be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs” and “—Because a substantial portion of our indebtedness bears interest at rates that fluctuate with changes in certain prevailing short-term interest rates, we are vulnerable to interest rate increases.”

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to satisfy our debt obligations will depend upon, among other things:

•

our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	our future ability to borrow under the ABL Facility, the availability of which depends on, among other things, our complying with the covenants in the ABL Facility.

We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to draw under the ABL Facility or otherwise, in an amount sufficient to fund our liquidity needs.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt-service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Neither Apollo nor any of its affiliates has any continuing obligation to provide us with debt or equity financing.

Repayment of our debt, including required principal and interest payments on the notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own substantially all of our assets and conduct a significant portion of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our non-guarantor subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indentures governing the notes will limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries we may be unable to make required principal and interest payments on our indebtedness, including the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under the ABL Facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including the ABL Facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the ABL Facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, or we may be required to apply all of our available cash to repay such holders, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under the ABL Facility to avoid being in default. If we breach our covenants under the ABL Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the ABL Facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Description of Notes.”

Because a substantial portion of our indebtedness bears interest at rates that fluctuate with changes in certain prevailing short-term interest rates, we are vulnerable to interest rate increases.

A substantial portion of our indebtedness, including our borrowings under the ABL Facility and the 2012 Notes (which will be redeemed in full pursuant to a satisfaction and discharge at the closing of this offering), bears interest at rates that fluctuate with changes in certain short-term prevailing interest rates. As of June 30, 2010, we had $80.0 million of floating rate debt under the ABL Facility and the 2012 Notes. We also had an additional $47.8 million available for borrowing under the ABL Facility as of June 30, 2010. Assuming a consistent level of debt, a 1.0% increase in the interest rate on floating rate debt of $80.0 million effective from the beginning of the year would increase our interest expense under the ABL Facility by approximately $0.8 million on an annual basis. If interest rates increase dramatically, we could be unable to service our debt, which could have a material adverse effect on our business, financial condition, results of operations or cash flows. Recently interest rates have been subject to unprecedented volatility which may intensify this risk.

Risks Related to Our Business

Our business is subject to general and industry specific economic factors that are largely out of our control and could affect our operations and profitability.

Our business is dependent on various economic factors over which we have little control, that include:

•	the availability of qualified drivers;

•	access to the credit and capital markets;

•	changes in regulations concerning shipment and storage of material we transport and depot;

•	increases in fuel prices, taxes and tolls;

•	interest rate fluctuations;

•	excess capacity in the tank trucking industry;

•	changes in license and regulatory fees;

•	potential disruptions at U.S. ports of entry;

•	downturns in customers’ business cycles; and

•	reductions in customers’ shipping requirements.

As a result, we may experience periods of overcapacity, declining prices, lower profit margins and less availability of cash in the future. We have a large number of customers in the chemical-processing and consumer-goods industries. If these customers experience fluctuations in their business activity due to an economic downturn, work stoppages or other industry conditions, the volume of freight transported by us or container services provided by us on behalf of those customers may decrease. The volume of shipments of chemical products is, in turn, affected by many other industries and end use markets, including consumer and industrial products, paints and coatings, paper and packaging, agriculture and food products, and tends to vary with changing economic conditions.

The trucking industry, in general, has experienced a slowdown due to lower demand resulting from slowing economic conditions through 2008 and 2009, which, to a certain extent, has continued thus far in 2010.

The trucking industry is extremely competitive and fragmented.

The trucking industry is extremely competitive and fragmented. No single truckload carrier has a significant market share. We compete with many other truckload carriers of varying sizes, customers’ private fleets, and, to a lesser extent, with railroads, which may limit our growth opportunities and reduce profitability. Historically, competition has created downward pressure on the trucking industry’s pricing structure. Some trucking companies with which we compete have greater financial resources.

We believe that the most significant competitive factor that impacts demand for our products is rates, and we may be forced to lower our rates based on our competitors’ pricing decisions, which would reduce our profitability. In fact, certain markets that we serve have experienced fierce price competition in recent years. This has been further magnified through the impact of the recent global economic recession as trucking companies have focused more on price to retain business and market share. With respect to certain aspects of our business, we also compete with intermodal transportation and railroads. Intermodal transportation has increased in recent years. Growth in such forms of transport could adversely affect our market share, net sales and profit margins. Competition from non-trucking modes of transportation and from intermodal transportation would likely increase if state or federal fuel taxes were to increase without a corresponding increase in taxes imposed upon other modes of transportation.

Additional trends include current and anticipated consolidation among our competitors which may cause us to lose market share as well as put downward pressure on pricing. Some of our competitors are larger, have greater financial resources and have less debt than we do. As a result, those competitors may be better able to withstand a change in conditions within our industry and in the economy as a whole. If we do not compete successfully, our operating margins, financial condition, cash flows and profitability could be adversely affected.

Our reliance upon affiliates and independent owner-operators could adversely affect our operations and profitability.

We rely heavily upon our independent affiliates and independent owner-operators to perform the services for which we contract with our customers. A reduction in the number of independent owner-operators, whether due to capital requirements related to the expense of obtaining, operating and maintaining equipment or for other reasons, could have a negative effect on our operations and profitability. Similarly the loss of one or more affiliates could adversely affect our profitability.

Contracts with affiliates are for various terms and contracts with independent owner-operators may be terminated by either party on short notice. Although affiliates and independent owner-operators are responsible for paying for their own equipment and other operating costs, significant increases in these costs could cause them to seek a higher percentage of the revenue generated if we are unable to increase our rates commensurately. A continued decline in the rates we pay to our affiliates and independent owner-operators could adversely affect our ability to retain our existing affiliates and independent owner-operators and attract new affiliates, independent owner-operators and drivers. Disagreements with affiliates or independent owner-operators as to payment or other terms, or the failure of a key affiliate to meet our contractual obligations or otherwise perform consistent with our requirements may require us to utilize alternative suppliers, in each case at potentially higher prices or with disruption of the services that we provide to our customers. If we fail to deliver loads on time or if the costs of our services increase, then our profitability and customer relationships could be harmed.

Although our affiliates and independent owner-operators have substantial contractual obligations to us, we do not control them. These affiliates and independent owner-operators typically utilize tractors and trailers bearing our tradenames and trademarks. To the extent that one of our affiliates or independent owner-operators are subject to negative publicity, it could reflect on us and have a material adverse effect on our business, brand, results of operations, cash flows or financial condition.

The loss of one or more significant customers may adversely affect our business.

We are dependent upon a limited number of large customers. Our top ten customers accounted for approximately 34% of our total revenues during 2009. The loss of one or more of our major customers, or a material reduction in the services we perform for such customers, may have a material adverse effect on our business, results of operations or financial condition.

We are self-insured and have exposure to certain claims and are subject to the insurance marketplace, all of which could affect our profitability.

The primary accident risks associated with our business are:

•	motor-vehicle related bodily injury and property damage;

•	workers’ compensation claims;

•	environmental pollution liability claims;

•	cargo loss and damage; and

•	general liability claims.

We currently maintain insurance for:

•	motor-vehicle related bodily injury and property damage claims, covering all employees, owner operators and affiliates;

•	workers’ compensation insurance coverage on our employees and company drivers;

•	environmental pollution liability claims; and

•	general liability claims.

Our insurance program includes a self insured deductible of $2.0 million per incident for bodily injury and property damage and a $1.0 million deductible for workers’ compensation. In addition, we currently maintain insurance policies with a total limit of $40.0 million, of which $35.0 million is provided under an umbrella liability policy and $5.0 million is provided under a truckers’ liability policy. The $2.0 million deductible per incident could adversely affect our profitability, particularly in the event of an increase in the number or severity of incidents. Additionally, we are self-insured for damage to the equipment that we own and lease, as well as for cargo losses and such self-insurance is not subject to any maximum limitation. We also extend insurance coverage to our affiliates for (i) motor vehicle related bodily injury, (ii) property damage and (iii) cargo loss and damage. Under this extended coverage, affiliates are responsible for only a small portion of the applicable deductibles.

We are subject to changing conditions and pricing in the insurance marketplace and we cannot assure you that the cost or availability of various types of insurance may not change dramatically in the future. To the extent these costs cannot be passed on to our customers through increased freight rates, increases in insurance costs could reduce our future profitability and cash flow.

Changes in laws and regulations regarding health insurance benefits could adversely affect our cost of operations, employee relations and profitability.

The recently enacted federal healthcare reform legislation could significantly increase our employee costs by requiring us either to provide health insurance coverage to our employees or to pay certain penalties for electing not to provide such coverage. Because these new requirements are broad, complex, subject to certain phase-in rules and may be challenged by legal actions in the coming months and years, it is difficult to predict the ultimate impact that this legislation will have on our business and operating costs. We cannot assure you that this legislation or any alternative version that may ultimately be implemented will not materially increase our operating costs. This legislation could also adversely affect our employee relations and ability to compete for new employees if our response to this legislation is considered less favorable than the responses or health benefits offered by employers with whom we compete for talent.

The trucking industry is subject to regulation, and changes in trucking regulations may increase costs.

As a motor carrier, we are subject to regulation by the Federal Motor Carrier Safety Administration (“FMCSA”) and the U.S. Department of Transportation (“DOT”), and by various federal, state, and provincial agencies. These regulatory authorities exercise broad powers governing various aspects such as operating authority, safety, hours of service, hazardous materials transportation, financial reporting and acquisitions. There are additional regulations specifically relating to the trucking industry, including testing and specification of equipment, product-handling requirements and drug testing of drivers. We recently underwent a compliance review by the FMCSA in which we retained our satisfactory DOT safety rating. We anticipate a follow-up review in the near future, including with respect to issues identified in the recent review, which could result in the imposition of corrective action with which we would be required to comply. Beginning November 30, 2010, the FMCSA, for the first time, will rate individual driver safety performance inclusive of all driver violations over 3-year time periods under new regulations known as the Comprehensive Safety Analysis 2010 (“CSA”). CSA is an FMCSA initiative designed to provide motor carriers and drivers with attention from FMCSA and state partners about their potential safety problems with an ultimate goal of achieving a greater reduction in large truck and bus crashes, injuries, and fatalities. Prior to these regulations, only carriers were rated by the DOT and the rating only included out-of-service violations and ticketed offenses associated with out-of-service violations. Any downgrade in our DOT safety rating (as a result of these new regulations, any follow-up reviews or otherwise) could adversely affect our business.

The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices, emissions or by changing the demand for common or contract carrier services or the cost of providing truckload services. Possible changes include:

•	increasingly stringent environmental regulations, including changes intended to address climate change;

•	restrictions, taxes or other controls on emissions;

•	increasing control over the transportation of hazardous materials;

•	changes in the hours-of-service regulations, which govern the amount of time a driver may drive in any specific period;

•	electronic on-board recorders;

•	requirements leading to accelerated purchases of new trailers;

•	mandatory limits on vehicle weight and size; and

•	mandatory regulations imposed by the Department of Homeland Security.

From time to time, various legislative proposals are introduced, including proposals to increase federal, state, or local taxes, including taxes on motor fuels and emissions, which may increase our operating costs, require capital expenditures or adversely impact the recruitment of drivers.

Restrictions on emissions or other climate change laws or regulations could also affect our customers that use significant amounts of energy or burn fossil fuels in producing or delivering the products we carry. We could also lose revenue if our customers divert business from us because we have not complied with their sustainability requirements.

Increased unionization could increase our operating costs or constrain operating flexibility.

Although only approximately 2.8% of our driver population, including independent owner-operators and employees of affiliates, was subject to collective bargaining agreements at June 30, 2010, unions such as the International Brotherhood of Teamsters have traditionally been active in the U.S. trucking industry. Unionized workers could disrupt our operations by strike, work stoppage or other slowdown. In addition, our non-union workforce has been subject to unionization efforts in the past, and we could be subject to future unionization. The potential for unionization could increase if the U.S. Congress passes proposed legislation called the Employee Free Choice Act in which unions can organize based on card check authorization rather than by secret ballot election. This proposed legislation also provides for third-party arbitration of collective bargaining agreements. Increased unionization of our workforce could result in higher compensation and working condition demands that could increase our operating costs or constrain our operating flexibility.

Our operations involve hazardous materials, which could create environmental liabilities.

Our activities, particularly those relating to our handling, transporting and storage of bulk chemicals, are subject to environmental, health and safety laws and regulation by governmental authorities in the United States as well as foreign governmental authorities. Among other things, these environmental laws and regulations address emissions to the air, discharges on land and in water, the generation, handling, storage, transportation, treatment and disposal of waste materials, and the health and safety of our employees. These laws generally require us to obtain and maintain various licenses and permits. Most environmental laws provide for substantial fines and potential criminal sanctions for violations. Environmental, health and safety laws and regulations are complex, change frequently and have tended to become stricter over time. Some of these laws and regulations are subject to varying and conflicting interpretations. There can be no assurance that violations of such laws, regulations, permits or licenses will not be identified or occur in the future, or that such laws and regulations will not change in a manner that could impose material costs on us.

As a handler of hazardous substances, we are potentially subject to strict, joint and several liability for investigating and rectifying the consequences of spills and other environmental releases of these substances. We have incurred remedial costs and regulatory penalties for chemical or wastewater spills and releases at our facilities or over the road. As a result of environmental studies conducted at our facilities or at third party sites, we have identified environmental contamination at certain sites that will require remediation and we are currently conducting investigation and remediation projects at seven of our facilities. Future liabilities and costs under environmental, health, and safety laws are not easily predicted, and such liabilities could result in a material adverse effect on our financial condition, results of operations or business reputation.

In addition, we have been named a potentially responsible party at various sites under the Comprehensive Environmental Response Compensation and Liability Act of 1980 and other environmental regulatory programs. Our current reserves provided for these sites may prove insufficient, which would result in future charges against earnings. Further, we could be named a potentially responsible party at other sites in the future and the costs associated with such future sites could be material.

Potential disruptions at U.S. ports of entry could adversely affect our business, financial condition and results of operations.

Any disruption of the delivery of ISO tank containers to those ports where we do business would reduce the number of ISO tank containers that we transport, store, clean or maintain. This reduced activity may have a material adverse effect on our business, results of operations or financial condition.

If fuel prices increase significantly, our results of operations could be adversely affected.

We are subject to risk with respect to purchases of fuel. Prices and availability of petroleum products are subject to political, economic and market factors that are generally outside our control. Political events in the Middle East, Venezuela, and elsewhere, as well as hurricanes and other weather-related events, and current and future market-based (cap-and-trade) greenhouse gas emissions control mechanisms, also may cause the price of fuel to increase. Because our operations are dependent upon diesel fuel, significant increases in diesel fuel costs could materially and adversely affect our results of operations and financial condition if we are unable to pass increased costs on to customers through rate increases or fuel surcharges. Historically, we have recovered the majority of the increases in fuel prices from customers through fuel surcharges. Fuel surcharges that can be collected may not always fully offset the increase in the cost of diesel fuel. To the extent fuel surcharges are insufficient to offset our fuel costs or we are unable to continue passing on increased fuel costs to our customers, our results of operations may be adversely affected.

The loss of qualified drivers or other personnel could limit our growth and negatively affect operations.

During periods of high trucking volumes, there is substantial competition for qualified drivers in the trucking industry. Regulatory requirements, including CSA (discussed above), and an improvement in the economy could reduce the number of eligible drivers. Furthermore, certain geographic areas have a greater shortage of qualified drivers than other areas. We operate in many of the geographic areas where there have been driver shortages in the past and have turned down new business opportunities as a result of the lack of qualified new drivers. We expect this to occur again as the economy begins to improve. Difficulty in attracting qualified personnel, particularly qualified drivers, could require us to increase driver compensation, forego available customer opportunities and underutilize the tractors and trailers in our network. These actions could result in increased costs and decreased revenues. In addition, we may not be able to recruit other qualified personnel in the future.

Our business may be harmed by terrorist attacks, future wars or certain types of security measures.

In the aftermath of the terrorist attacks of September 11, 2001, federal, state and municipal authorities have implemented and are continuing to implement various security measures, including checkpoints and travel restrictions on large trucks and fingerprinting of drivers in connection with new hazardous materials endorsements on their licenses. Such existing measures and future measures may have significant costs associated with them which a motor carrier is forced to bear. Moreover, large trucks carrying toxic chemicals are potential terrorist targets, and we may be obligated to take measures, including possible capital expenditures intended to protect our trucks. In addition, the insurance premiums charged for some or all of the coverage currently maintained by us could continue to increase dramatically or such coverage could be unavailable in the future.

We depend on members of our senior management.

We believe that our ability to successfully implement our business strategy and to operate profitably depends in large part on the continued employment of our senior management team. If members of senior management become unable or unwilling to continue in their present positions, our business or financial results could be adversely affected.

We may be limited in our ability to offset future income with our current net operating loss.

We have a net operating loss for U.S. federal income tax purposes. If we undergo a change of control as described in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), our ability to use those net operating losses to offset future income will be limited. This will have the effect of reducing our after tax cashflow.

Our long-lived assets are subject to potential asset impairment.

At June 30, 2010, goodwill and other intangible assets represented approximately $44.7 million, or approximately 15.3% of our total assets and approximately 24.6% of our non-current assets, the carrying value of which may be reduced if we determine that those assets are impaired. In addition, net property and equipment totaled approximately $122.2 million, or approximately 41.9% of our total assets.

We review for potential goodwill impairment on an annual basis as part of our goodwill impairment testing in the second quarter of each year with a measurement date of June 30, and more often if a triggering event or circumstance occurs making it likely that impairment exists. In addition, we test for the recoverability of long-lived assets at year end, and more often if an event or circumstance indicates the carrying value may not be recoverable. We conduct impairment testing based on our current business strategy in light of present industry and economic conditions, as well as future expectations.

The annual goodwill impairment review performed as of June 30, 2010 resulted in no impairment. The annual goodwill impairment review performed in June 2009 indicated there was goodwill impairment. As a result of the analysis, we concluded that a total impairment charge to goodwill of $146.2 million was necessary at June 30, 2009, of which $144.3 million was related to our trucking segment, eliminating 100% of the carrying amount of goodwill of that segment, and $1.9 million was related to our container services segment.

If there are changes to the methods used to allocate carrying values, if management’s estimates of future operating results change, if there are changes in the identified reporting units or if there are changes to other significant assumptions, the estimated carrying values and the estimated fair value of our goodwill could change significantly, and could result in future impairment charges, which could materially impact our results of operations and financial condition.

Interests of Apollo may conflict with your interests.

At September 30, 2010, Apollo and its affiliated funds owned or controlled approximately 48.9% of our outstanding common stock. As a result, Apollo can influence substantially all matters requiring shareholder approval, including the election of directors, the approval of significant corporate transactions, such as acquisitions, the ability to block an unsolicited tender offer and any other matter requiring a vote of shareholders. The interests of Apollo may conflict with your interests. For example, if we encounter financial difficulties, or are unable to pay our debts as they mature, Apollo may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though these transactions might involve risk to our shareholders or debtholders. Similarly, if our financial performance and creditworthiness significantly improve in the future, Apollo may have an interest in pursuing reorganizations, restructurings, or other transactions that could increase our leverage or impair our creditworthiness or otherwise, in their judgment, enhance Apollo’s equity investment in QDI, even though these transactions might involve risk to our shareholders or debtholders.

We may be unable to successfully realize all of the intended benefits from future acquisitions, and we may be unable to identify or realize the intended benefits of potential future acquisition candidates.

We may be unable to realize all of the intended benefits of any future acquisitions. As part of our business strategy, we will evaluate potential future acquisitions, some of which could be material, and engage in discussions with acquisition candidates. We cannot assure you that suitable acquisition candidates will be identified and acquired in the future, that the financing of any such acquisition will be available on satisfactory terms, that we will be able to complete any such acquisition or that we will be able to accomplish our strategic objectives as a result of any such acquisition. Nor can we assure you that our acquisition strategies will be viewed positively by customers or achieve their intended benefits. Often acquisitions are undertaken to improve the operating results of either or both of the acquirer and the acquired company and we cannot assure you that we will be successful in this regard. We will encounter various risks in acquiring other companies, including the possible inability to integrate an acquired business into our operations, diversion of management’s attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our restructuring involves risks to our business operations and may not reduce our costs.

During 2008 and 2009, and continuing into 2010, we eliminated non-driver positions, consolidated and closed under-performing company terminals, implemented certain contract terminations, transitioned company-owned terminals to affiliates and took other measures intended to reduce future costs. These steps have placed, and will continue to place, pressures on our management, administrative and operational infrastructure as well as on our results of operations. Employees that departed in connection with the restructuring possessed knowledge of our business, skills and relationships with our customers, affiliates, drivers and other employees that were not replaced. As a result, our remaining employees may be required to serve new operational roles in which they have limited experience, which may reduce employee satisfaction and productivity. New relationships may also reduce customer, affiliate or driver satisfaction. Additionally, our restructuring plans and related efforts may divert management’s and other employee’s attention from other business concerns.

Due to the restructuring, we took pre-tax charges in 2008 and 2009, which represent severance-related costs and costs associated with lease and contract terminations. The majority of these costs were cash expenditures paid during 2008 and 2009 or costs that we expect to pay in the future. Actual costs may exceed our estimates, and we have taken and expect to continue to take additional charges in 2010. Furthermore, we have formulated this restructuring plan with the goal of reducing our future operating expenses. Our future operating expenses may not be reduced as we expect, or reductions may be offset in the future by other expenses.

In addition, risks and uncertainties associated with implementation of the restructuring plan that are not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition and/or operating results.

If we withdraw from any of our multi-employer pension plans we will be liable for a proportionate share of such plan’s unfunded vested benefit liabilities upon our withdrawal.

We contribute to six multi-employer pension plans for employees under collective bargaining agreements. In conjunction with our restructuring efforts, in the third quarter of fiscal 2010, we notified the trustees of three of these plans of our intention to withdraw from the plans. These three withdrawal notifications are expected to result in an aggregate withdrawal liability of approximately $2.0 million. Therefore, we expect to record a restructuring charge of approximately $2.0 million in the third quarter of fiscal 2010. Approximately $0.2 million of the total estimated withdrawal liability is expected to be paid within one year and approximately $1.8 million is expected to be paid over the next twelve years pursuant to a payment schedule that we are working on with the plan trustees.

We have no present intention to withdraw from the remaining three multi-employer pension plans or take any actions that would trigger a withdrawal liability. Recently proposed FASB accounting standards updates will, if adopted, require additional disclosure regarding our participation in multiemployer pension plans. In this regard and based on information provided to us from the trustees of these plans, we believe that our portion of the current contingent liability in the case of a complete withdrawal from these plans would be estimated in the range of $54 million to $60 million. The largest component of this contingent liability is related to The Central States Southeast and Southwest Areas Pension Plan, which is estimated to be in the range of $50 to $56 million.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2010 on an actual basis, and on an as adjusted basis to give effect to the offering, the write-off of debt issuance costs related to the redemption in full pursuant to a satisfaction and discharge of the Old Senior Notes and 9% Notes and the redemption of a portion of the 2013 PIK Notes (based on assumptions described in footnote (1) below), paydowns of the ABL Facility that occurred during the third quarter of 2010 and the application of the net proceeds of the offering as described in “Use of Proceeds,” after deducting the initial purchasers’ discount and estimated expenses payable by us. You should read this table in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this offering circular, as well as “Selected Historical Financial and Other Data,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this offering circular.

	As of June 30, 2010
(in thousands)	Actual	As Adjusted(1)
Cash and cash equivalents	$2,892	$2,892

Debt:
Borrowings under ABL Facility(2)	$79,500	$44,000
Notes offered hereby	—	225,000
9% Senior Subordinated Notes, due 2010	16,031	—
Senior Floating Rate Notes, due 2012	501	—
10% Senior Notes, due 2013(3)	134,499	—
11.75% Senior Subordinated PIK Notes, due 2013(3)	82,331	35,000
Capital Lease obligations	14,157	14,157
Other Notes payable	11,679	11,679

Total debt, including current maturities	338,698	329,836
Total shareholders’ (deficit) equity	(136,138)	(141,524)

Total capitalization	$202,560	$188,312

(1)	In connection with the application of the net proceeds of the offering, we have assumed that such proceeds are applied to redeem in full and discharge all of our outstanding Old Senior Notes and 9% Notes, each of which may be redeemed at par, plus accrued and unpaid interest, and the remainder of such proceeds are applied to redeem the principal amount of our 2013 PIK Notes, at par, plus accrued and unpaid interest, sufficient to reduce the outstanding principal amount of our 2013 PIK Notes to $35.0 million. The retirement of indebtedness described above would result in a $5.4 million write-off of tax-effected unamortized debt issuance costs and unamortized original issue discount related to the Old Senior Notes, the 9% Notes and the 2013 PIK Notes. See “Use of Proceeds.”
(2)	After June 30, 2010, we paid down the ABL Facility by approximately $14 million, which is refunded herein.
(3)	Amounts do not include the remaining aggregate unamortized original issue discount of $7.5 million, a portion of which will be written off upon the retirement thereof (which is, however, reflected in the adjusted total shareholders’ (deficit) equity presented).